EXHIBIT 21.1 LIST OF SUBSIDIARIES

Langer, Inc., a Delaware corporation, owns 100% of the outstanding capital stock of each of the following corporations:

      1. Langer (UK) Limited, a United Kingdom limited company (formerly known as The Langer Biomechanics Group (UK) Limited).

      2. Langer Distribution Services, Inc., a Delaware corporation (formerly known as GoodFoot Acquisition Co.).

      3.    Langer Canada Inc., a New Brunswick (Canada) corporation.

            Langer Canada Inc., owns 100 % of the outstanding capital stock of Bi-Op Laboratories Inc., a Quebec (Canada) corporation.